UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: July 31, 1998

                             First Financial Bancorp
             (Exact name of registrant as specified in its charter)



                        Commission File Number : 0-12499



          California                                      94-28222858
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)



701 South Ham Lane, Lodi, California                           95242
(Address of principal executive offices)                     (Zip Code)


                                 (209)-367-2000
              (Registrant's telephone number, including area code)

                                       NA
                 (Former name or if changed since last report.)

ITEM 5. OTHER EVENTS

a) First Financial Bancorp Declares Fourteenth Consecutive Quarterly Dividend

         Based upon the earnings for the quarter ended June 30, 1998, First Financial Bancorp's Board of Directors declared a cash dividend of $.05 per share, payable August 28, 1998 to shareholders of record on August 14, 1998. This is the fourteenth consecutive quarterly dividend declared by First Financial Bancorp.

         "Cash" operating earnings increased by 9% over the prior year. "Cash" operating earnings (net income before intangible amortization and significant items unrelated to daily core operations) for the quarter ended June 30, 1998, were $301,000, or $.21 per share, compared to $276,000, or $.20 per share, in the comparable prior year quarter. Annualized return on average assets and equity on this basis were .80% and 9.1%, respectively. Including items excluded from "Cash" operating earnings, net income per share, was $181,000, or $.13 per share, compared to $206,000, or $.15 per share, in the comparable prior year quarter.

         Earnings benefited from increased average loan and deposit volumes of 18% and 10%, respectively, compared to the prior year. Noninterest income increased by 10% over the prior year, due in part to record mortgage loan volumes. Noninterest expenses increased by 3% excluding feasibility and exploratory costs associated with a strategic growth initiative that was discontinued in May. Noninterest expenses increased by 10% inclusive of those costs.

         Total consolidated assets at June 30, 1998, were $152 million, representing a 3% increase over December 31, 1997. First Financial Bancorp was formed in 1982 and now provides a number of financial services to the California communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, and Folsom through its wholly owned subsidiary, Bank of Lodi.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            First Financial Bancorp
                                            -----------------------


Date July 31, 1998                          /s/ David M. Philipp
     -------------                          --------------------
                                            David M. Philipp
                                            Executive Vice-President & CFO
                                            Corporate Secretary